Exhibit A

To:

The Shareholders and the Board of Global Cord Blood Corporation

With copies to: Conyers Trust Company (Cayman) Limited SIX, 2nd Floor, Cricket Square, PO Box 2681, Grand Cayman KY1-1111 Cayman Islands Attention: The Board of the Company

NOTICE OF EXTRAORDINARY GENERAL MEETING
to Be Held on June 16, 2022
(or any adjourned or postponed meeting thereof)

Dear Sirs,

NOTICE IS HEREBY GIVEN by Blue Ocean Structure Investment Company Ltd (the “Convening Shareholder”) thereof that an extraordinary general meeting (the “EGM”) of Global Cord Blood Corporation (the “Company”) has been called pursuant to Article 58 of the Company’s Amended and Restated Articles of Association at the request of the Convening Shareholder and holders of a number of ordinary shares in the Company, that counted together with the shares held by the Convening Shareholder, constitute not less than seventy-five per cent (75%) in nominal value of the issued shares of the Company giving the right to attend and vote at any general meeting.

The EGM will be held at DLA Piper LLP (US), 1251 Avenue of the Americas, New York, NY 10020-1104, United States of America on June 16, 2022 at 9:00 a.m. United States Eastern Time. The EGM (or any extraordinary general meeting that is convened as a result of an adjournment or postponement of the EGM in accordance with the Articles) is called for the purposes of approving the following special resolutions:

1.	The following Directors be removed from office with immediate effect:

i.	Ms. ZHENG Ting, Tina
ii.	Mr. CHEN Bing Chuen, Albert
iii.	Mr. CHEN Mark D.
iv.	Mr. CHOW Jack
v.	Dr. LU Ken
vi.	Ms. WENG Jennifer J.
vii.	Mr. CHENG Siu Chuen, Jacky

2.	The following persons be elected as Directors with immediate effect:

i.	Mr. ZHAI Lingyun
ii.	Mr. LIU Guojun
iii.	Ms. WANG Yang
iv.	Mr. LIU Shi’an
v.	Mr. WEISS Michael S.

3.	with respect to the proposed acquisition of Cellenkos, Inc. (the Proposed Acquisition”), the Company and the Board be and are hereby directed to immediately and absolutely refrain from completion of the Proposed Acquisition and the financing and other transactions contemplated in connection therewith, and instead shall forthwith take all steps and actions necessary and expedient to irrevocably and permanently terminate all agreements with counterparties executed in connection therewith. The Board and the Company are hereby directed to minimize any liability to the Company in connection with such termination. The Company’s prior approval by ordinary resolution shall be required for the Board or the Company to make or agree to make any payment of any compensation, indemnity or other fees and costs to any counterparty in connection therewith;

4.	The Articles of Association of the Company shall be amended with immediate effect as follows:

i.	Article 86(2) shall be deleted in its entirety.

ii.	Each and every matter referred to in Article 86 to be approved or passed by special resolution of the Company to pass may henceforth be approved or passed by ordinary resolution of the Company.

iii.	The following new Article shall be inserted:

“SHAREHOLDER PROTECTIVE PROVISIONS

170. Notwithstanding anything to the contrary in these Articles, the Company and the Board shall not take any action on the following matters except with the prior approval of the Company by ordinary resolution:

i.	amend, alter or repeal any provision of the Memorandum and Articles of the Company;

ii.	create, authorize, or issue any shares of any class (or equity securities convertible into or granting any interest in any shares of any class) representing more than 20% of the issued and outstanding shares of the Company;

iii.	any action or transaction (including effecting any changes to the the authorized or issued share capital of the Company) that would result in a Change of Control. For the purposes hereof, “Change of Control” shall mean the consummation of any one of the following events: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company; (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s outstanding voting power of the surviving entity following the consolidation, merger or reorganization, in each case on a fully diluted basis; or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s then-outstanding voting power is transferred, counted on a fully diluted basis, excluding any consolidation or merger effected exclusively to change the domicile of the Company and excluding any such change of voting power resulting from bona fide equity financing event or public offering of the stock of the Company.

iv.	approve any transaction or a series of transactions involving the Company, or its subsidiaries on the one hand, and their respective employees, officers, directors or shareholders or any affiliate or immediate family member of any of the foregoing on the other hand (except for the employment or service contracts between them),

The Convening Shareholder has fixed the close of business on May 18, 2022, United States Eastern Time as the record date (the “Record Date”) for determining the shareholders entitled to receive notice of and to vote at the EGM or any adjourned or postponed meeting thereof. Holders of record of the Company’s ordinary shares at the close of business on the Record Date are entitled to receive notice of and vote at the EGM and any adjourned or postponed meeting thereof.

Please refer to the following exhibits which are attached to and made a part of this notice:

(i)	Exhibit A attaching the Proxy Statement and Form of Proxy; and
(ii)	Exhibit B attaching the names and biographies of the proposed new Director nominees.

Holders of record of the Company’s ordinary shares as of the Record Date are cordially invited to attend the EGM in person. Your vote is important. If you cannot attend the EGM in person, you are urged to complete, sign, date and return the accompanying BLUE Form of Proxy OR Voting Instruction Form as promptly as possible. We must receive the Form of Proxy before the time of the EGM to ensure your representation at such meeting.

By Order of the Convening Shareholder

Name: Title:

IMPORTANT

Whether you expect to attend the EGM, please complete, date, and sign the accompanying Form of Proxy under Exhibit A, and return it promptly in the enclosed return envelope. If you grant a proxy, you may revoke it at any time prior to the EGM or nevertheless vote in person at the EGM.

PLEASE NOTE: If your shares are held in street name, your broker, bank, custodian, or other nominee holder cannot vote your shares without your instructions. You will need to provide your broker, bank or other nominee with such instructions using the enclosed BLUE voting instruction form to vote via the Internet or by telephone. Alternatively you can vote by completing, signing and dating the enclosed BLUE voting instruction form and promptly mailing it in the postage pre-paid envelope provided. If you return your voting instruction form by mail, please ensure you leave enough time for your voting instruction form to be received by the deadline provided by your broker, bank or other nominee.

If you have any question or need any assistance in voting your shares, please contact Morrow Sodali LLC, our proxy solicitor assisting us in connection with the EGM, toll-free in North America at (800) 662-5200 or at (203) 658-9400 or by email to CO-info@investor.morrowsodali.com.

EXHIBIT A

PROXY STATEMENT AND FORM OF PROXY

GLOBAL CORD BLOOD CORPORATION

(Incorporated in the Cayman Islands with limited liability)
(NYSE Ticker: CO)

PROXY STATEMENT
for
EXTRAORDINARY GENERAL MEETING

to Be Held on June 16, 2022

(or any adjourned or postponed meeting thereof)

This Proxy Statement is furnished in connection with the solicitation of proxies by Blue Ocean Structure Investment Company Ltd (the “Convening Shareholder”) in respect of the Extraordinary General Meeting of Shareholders (“EGM”) of Global Cord Blood Corporation to be held at DLA Piper LLP (US), 1251 Avenue of the Americas, New York, NY 10020-1104, United States of America on June 16, 2022 at 9:00 a.m. United States Eastern Time, and for any adjourned or postponed meeting thereof, for the purposes set forth in the accompanying Notice of EGM.  Any shareholder appointing such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to Morrow Sodali LLC, 509 Madison Avenue, Suite 1206. New York, NY 10022, attention: Paul Schulman. Alternatively, revocation of proxy may be effected by the shareholder attending and voting in person at the EGM.

If the enclosed Form of Proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any Form of Proxy on which no instruction is specified will be voted FOR the removal of each of the directors listed in Resolution 1, FOR the election of each of the persons named in Resolutions 2, FOR Resolution 3, FOR Resolution 4 and by the holder of the proxy in his discretion on any other matters that may properly come before the EGM, unless a reference to the holder of the proxy having such discretion has been deleted and initialed on the Form of Proxy.

Your vote is important. Accordingly, you are urged to sign and return the accompanying BLUE Form of Proxy or BLUE Voting Instruction Form whether or not you plan to attend the EGM. If you do attend the EGM and are a record holder, you may vote by ballot at the EGM and your proxy will be deemed to be revoked. If you hold your shares in street name and wish to vote your shares at the EGM, you should contact your broker to obtain a legal proxy appointing you to vote your shares.

GENERAL INFORMATION ABOUT VOTING

Record Date, Outstanding Shares, and Voting Rights

As of May 18, 2022, the record date for the EGM (the “Record Date”), the Company had 121,551,075 ordinary shares outstanding, excluding 136,899 ordinary shares held as treasury shares, $0.0001 par value per share, being the class of securities entitled to vote at the EGM. Each ordinary share entitles its holder to one vote.

Attending the EGM

If you are a shareholder of record at the close of business on the Record Date or have a legal proxy from your bank broker or nominee appointing you to vote your shares, you may vote in person at the EGM. We will give you a ballot when you arrive. If you are a shareholder of record at the close of business on the Record Date and attend the meeting, you may vote there in person, regardless whether you have voted by any of the other means.

Procedures for Voting or Revoking Proxies

If you do not wish to vote in person or you will not be attending the EGM, you may vote by proxy. If you have received a printed copy of these proxy materials by mail, you may vote by proxy using the enclosed BLUE Form of Proxy. To vote by proxy using the enclosed BLUE Form of Proxy (only if you have received a printed copy of these proxy materials by mail), complete, sign and date your Form of Proxy and return it promptly in the envelope provided.

If you intend to vote by proxy, your vote must be received by the Convening Shareholder at Morrow Sodali LLC, using the enclosed postage paid envelope prior to the closing of the polls at the EGM to be counted.

If you are not a shareholder of record at the close of business on the Record Date, please follow the directions provided to you by your bank or broker. If you wish to vote in person at the EGM, please contact your bank or broker to obtain a legal proxy to allow you to vote your shares in person.

Required Votes

Only holders of ordinary shares of record at the close of business on the Record Date are entitled to vote at the EGM. For purposes of voting at the EGM, each ordinary share is entitled to one vote upon all matters to be acted upon at the EGM. The presence of two or more shareholders entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than one-third in nominal value of the total issued voting shares of the Company throughout the meeting shall constitute a quorum. The affirmative vote of not less than two-thirds (66 and 2/3%) of the votes cast by shareholders in person or by proxy at the EGM and entitled to vote on the special resolutions is required to adopt the special resolutions.

Only ordinary shares that are voted are taken into account in determining the proportion of votes cast for or against each resolution. Shares that are not voted will not be counted towards the total number of votes cast. Except for determining the presence or absence of a quorum for the transaction of business, broker non-votes are not counted for any purpose in determining whether a matter has been approved.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

GLOBAL CORD BLOOD CORPORATION

Extraordinary General Meeting of Shareholders

June 16, 2022
9:00 A.M. United States Eastern Time

This Proxy is Solicited on Behalf Of
Blue Ocean Structure Investment Company Ltd

As convening shareholder

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

THIS PROXY IS SOLICITED ON BEHALF OF BLUE OCEAN STRUCTURE INVESTMENT COMPANY LIMITED

GLOBAL CORD BLOOD CORPORATION
(Incorporated in the Cayman Islands with limited liability)
Proxy for Extraordinary General Meeting to Be Held on June 16, 2022

I/We ___________________________________________________________ of _________________________, being the registered holder of 1 ________________________ordinary share(s), par value US$0.0001 per share (“Ordinary Shares”), of Global Cord Blood Corporation (the “Company”), hereby appoint the Chairperson of the Extraordinary General Meeting or 2 ________________________of ________________________as my/our proxy to attend and act for me/us at the Extraordinary General Meeting (or at any adjourned or postponed meeting thereof) of the Company to be held at DLA Piper LLP (US), 1251 Avenue of the Americas, New York, NY 10020-1104, United States of America on June 16, 2022 at 9:00 a.m.. (local time), and in the event of a poll, to vote for me/us as indicated below, or if no such indication is given, as my/our proxy thinks fit.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ALL RESOLUTIONS AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF BLUE OCEAN STRUCTURE INVESTMENT COMPANY LIMITED.

Dated:	Signed:

1  Please insert the number of Ordinary Shares registered in your name(s) to which this proxy relates. If no number is inserted, this proxy will be deemed in relate to all the Ordinary Shares in the Company registered in your name(s).

2  If any proxy other than the Chairperson of the Extraordinary General Meeting is preferred, strike out the words “the Chairperson of the Extraordinary General Meeting or” and insert the name and address of the proxy desired in the space provided. A shareholder may appoint one or more proxies to attend and vote in his stead. Any alteration made to this proxy must be initiated by the person(s) who sign(s) it.

1. The following Directors be removed from office with immediate effect:

(i) Ms. ZHENG Ting, Tina;

(ii) Mr. CHEN Bing Chuen, Albert

(iii) Mr. CHEN Mark D.

(iv) Mr. CHOW Jack

(v) Dr. LU Ken

(vi) Ms. WENG Jennifer J.

(vii) Mr. CHENG Siu Chuen, Jacky

FOR ☐	AGAINST ☐	ABSTAIN ☐

2. The following persons be elected as Directors with immediate effect:

(i)	Mr. ZHAI Lingyun
(ii)	Mr. LIU Guojun
(iii)	Ms. WANG Yang.
(iv)	Mr. LIU Shi’an
(v)	Mr. WEISS Michael S

FOR ☐	AGAINST ☐	ABSTAIN ☐

3. with respect to the proposed acquisition of Cellenkos, Inc. (the Proposed Acquisition”), the Company and the Board be and are hereby directed to immediately and absolutely refrain from completion of the Proposed Acquisition and the financing and other transactions contemplated in connection therewith, and instead shall forthwith take all steps and actions necessary and expedient to irrevocably and permanently terminate all agreements with counterparties executed in connection therewith. The Board and the Company are hereby directed to minimize any liability to the Company in connection with such termination. The Company’s prior approval by ordinary resolution shall be required for the Board or the Company to make or agree to make any payment of any compensation, indemnity or other fees and costs to any counterparty in connection therewith;

FOR ☐	AGAINST ☐	ABSTAIN ☐

4. The Articles of Association of the Company shall be amended with immediate effect as follows:

i.	Article 86(2) shall be deleted in its entirety.

ii.	Each and every matter referred to in Article 86 to be approved or passed by special resolution of the Company to pass may henceforth be approved or passed by ordinary resolution of the Company.

iii.	The following new Article shall be inserted:

“SHAREHOLDER PROTECTIVE PROVISIONS

170. Notwithstanding anything to the contrary in these Articles, the Company and the Board shall not take any action on the following matters except with the prior approval of the Company by ordinary resolution:

v.	amend, alter or repeal any provision of the Memorandum and Articles of the Company;

vi.	create, authorize, or issue any shares of any class (or equity securities convertible into or granting any interest in any shares of any class) representing more than 20% of the issued and outstanding shares of the Company;

vii.	any action or transaction (including effecting any changes to the the authorized or issued share capital of the Company) that would result in a Change of Control. For the purposes hereof, “Change of Control” shall mean the consummation of any one of the following events: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company; (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s outstanding voting power of the surviving entity following the consolidation, merger or reorganization, in each case on a fully diluted basis; or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s then-outstanding voting power is transferred, counted on a fully diluted basis, excluding any consolidation or merger effected exclusively to change the domicile of the Company and excluding any such change of voting power resulting from bona fide equity financing event or public offering of the stock of the Company.

viii.	approve any transaction or a series of transactions involving the Company, or its subsidiaries on the one hand, and their respective employees, officers, directors or shareholders or any affiliate or immediate family member of any of the foregoing on the other hand (except for the employment or service contracts between them),

FOR ☐	AGAINST ☐	ABSTAIN ☐

This Proxy is furnished in connection with the solicitation by Blue Ocean Structure Investment Company Ltd (the “Convening Shareholder”), of proxies from the holders of the issued and outstanding ordinary shares, par value US$0.0001 per share (“Ordinary Shares”), of Global Cord Blood Corporation, a Cayman Islands exempted company (the “Company”) to be exercised at the Extraordinary General Meeting of the Company (the “EGM”) to be held at DLA Piper LLP (US), 1251 Avenue of the Americas, New York, NY 10020-1104, United States of America on June 16, 2022 at 9:00 a.m.. (local time), and at any adjourned or postponed meeting thereof, for the purposes set forth in the accompanying Notice of EGM (the “EGM Notice”). Only the shareholders of the Company of record at the close of business May 18, 2022 (the “Record Date”) are entitled to receive notice of and only the holders of record of the Ordinary Shares at the close of business on the Record Date are entitled to vote at the EGM. In respect of the matters requiring shareholders’ vote at the AGM, each Ordinary Share is entitled to one vote.

The Ordinary Shares represented by all properly executed proxies returned to the Convening Shareholder will be voted at the EGM as indicated or, if no instruction is given, the holder of the proxy will vote the shares FOR Resolution 1, FOR Resolution 2, FOR Resolution 3, and FOR Resolution 4. As to any other business that may properly come before the EGM, all properly executed proxies will be voted by the persons named therein in accordance with their discretion. The Convening Shareholder does not presently know of any other business which may come before the EGM. However, if any other matter properly comes before the EGM, or any adjourned or postponed meeting thereof, which may properly be acted upon, unless otherwise indicated the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein. Any person giving a proxy has, unless it has been expressly given on an irrevocable basis, the right to revoke it at any time before it is exercised (i) by filing with the Convening Shareholder duly signed revocation at Morrow Sodali LLC, 509 Madison Avenue, Suite 1206. New York, NY 10022, attention: Paul Schulman. or (ii) by attending and voting in person at the EGM.

EXHIBIT B

NAMES AND BIOGRAPHIES OF NEW DIRECTOR NOMINEES

i.	Chairman: Mr. ZHAI Lingyun

Mr. Zhai Lingyun, born in 1972, holds an MBA degree of Financial Management and is an accredited senior economist. He was the Business Department manager of the China Construction Bank Anhui Branch; the Executive Vice President of Hisap; General Manager of the Anhui Branch of China Ping An Pension Insurance Co., Ltd; Deputy General Manager of Anhui Xinhua Distribution (Group) Holding Co., Ltd; Vice Chairman and General Manager of Anhui Xinhua Media Co., Ltd. Mr. Zhai currently serves as Chairman of Shandong Qilu Stem Cell Engineering Co., Ltd., Chairman of Dendreon Pharmaceuticals LLC in the United States, and Chairman of Natali Seculife Holdings Ltd in Israel, Chairman of the Board of Directors of Nanjing Xinjiekou Department Store Co., Ltd. At the same time, Mr. Zhai is also the Director of China Young Entrepreneurs Association and the Vice President of Anhui Western Returned Scholars Association.

ii.	CEO: Mr. LIU Guojun

Mr. Liu Guojun holds a bachelor's degree from Hebei GEO University and is currently in pursuit of his EMBA degree from Guanghua School of Management at Peking University. Mr. Liu was the Deputy Director (in charge) of the General Management Department of Shandong Yinfeng Investment Group, and the Manager and Director of the Marketing Department of Shandong Qilu Stem Cell Engineering Co. Ltd. He is currently the President of Shandong Qilu Stem Cell Engineering Co. Ltd.

iii.	Executive Director and Chief Financial Officer: Ms. WANG Yang

Ms. Wang Yang (Constance) graduated with a major in Finance from the School of Economics at Peking University and received an MBA degree from the Wharton School at the University of Pennsylvania, and has more than 15 years of experiences in cross-border M&A, focusing on industries such as healthcare and technology. Prior to her current portfolio, Ms. Wang served in the Investment Banking Department of Citigroup Global Markets Limited and the Equity Investment Department of the International Finance Corporation (IFC) of the World Bank. Currently, Ms. Wang is the Senior Vice President of Sanpower Group.

iv.	Independent Director: Mr. LIU Shi’an

Mr. Liu Shi’an, born in June 1965, is a doctoral candidate and Senior Economist. From July 1989 to July 1993, he served as a lecturer in East China University of Political Science and Law. From July 1993 to October 2005, he successively served as Deputy Director, Director and Assistant to General Manager of Shanghai Stock Exchange. From October 2005 to May 2007, he served as Executive Director of China Securities Investor Protection Fund. From May 2007 to September 2015, he served as Deputy General Manager of the Shanghai Stock Exchange. From September 2015 to June 2018, he successively served as the Executive Deputy General Manager, General Manager, and CEO of Ping An Securities Co., Ltd; President of Guohai Securities Co., Ltd. from June 2018 to February 2020. From February 2020 to now, he has served as the Chairman of Longchuang Holding Co., Ltd. He is currently an Independent Director of Wangfujing Group Co., Ltd. and Donghai Securities Co., Ltd. and 360.

v.	Independent Director: Mr. WEISS Michael S.

Mr. Michael S. Weiss holds a bachelor's degree from Northwestern University and a master's degree from Harvard University. Prior to his current portfolio, Mr. Weiss served as CEO, Head of M&A and Board Director at Cordlife Group Limited; Partner and Managing Director at Sailing Capital; and, over the years, held various senior positions in investment banking at Morgan Stanley, Credit Suisse, and Citigroup. He also previously sat on the boards of Dendreon Pharmaceuticals LLC and Brookstone Holdings Corporation in the US. He currently serves as a Senior Managing Director at Sobel Rand Pte. Ltd.